As filed with the Securities and Exchange Commission on March 17, 2021

Registration No. 333-225316

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-225316

UNDER THE SECURITIES ACT OF 1933

QEP RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	1050 17th Street, Suite 800 Denver, Colorado 80265 303-672-6900	87-0287750
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

QEP RESOURCES, INC. 2018 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Teresa L. Dick

Executive Vice President, Chief Accounting Officer and Assistant Secretary

QEP Resources, Inc.

1050 17th Street, Suite 800

Denver, Colorado 80265

303-672-6900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

Seth R. Molay, P.C.

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, TX 75201

(214) 969-4780

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by QEP Resources, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement No. 333-225316, filed with the Commission on May 31, 2018, pertaining to the registration of 10,000,000 shares of common stock, par value $0.01 per share, of the Company under the 2018 Long-Term Incentive Plan.

On March 17, 2021, pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated as of December 20, 2020, by and among Diamondback Energy, Inc. (“Diamondback”), Bohemia Merger Sub Inc., a wholly owned subsidiary of Diamondback (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Diamondback.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, State of Oklahoma, on March 17, 2021.

QEP RESOURCES, INC.

By:	/s/ Teresa L. Dick
Teresa L. Dick Executive Vice President, Chief Accounting Officer and Assistant Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.